EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Blue Holdings, Inc.

         We hereby consent to the inclusion in the foregoing Post-Effective Amendment No. 3 to the Registration Statement of Blue Holdings Inc. to Form SB-2 on Form S-3 of our report dated March 10, 2006, relating to the financial statements of Blue Holdings Inc. as of December 31, 2005 and 2004, and for the year ended December 31, 2005 and for the period September 13, 2004 (Inception) to December 31, 2004. We also consent to the reference to our firm under the caption Experts.


/s/ Weinberg & Company, P.A.

Los Angeles, Ca.
May 18, 2006